State of Delaware
Secretary of State
Division of Corporations
Delivered 02:16 PM 04/16/2010
FILED 02:13 PM 04/16/2010
SRV 100392912 - 4812569 FILE

CERTIFICATE OF FORMATION
OF
EQUIPOWER RESOURCES MANAGEMENT, LLC

This Certificate of Formation of EquiPower Resources Management, LLC (the "LLC"), dated as of April 16, 2010, is being duly executed and filed by Kathy Liu, as an Authorized Person, to form a limited liability company under § 18-201 of the Delaware Limited Liability Company Act (6 Del. C. §18-101, et. seq.).

FIRST: The name of the limited liability company formed hereby is EquiPower Resources Management, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware at such address is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Kathy Liu
Kathy Liu
Authorized Person